Exhibit 10.2

March 31, 2010

Ms. Mervat Faltas

15 Bridgewood Court

Kirkland, Quebec, Canada H9J-2T8

Dear Mervat:

I am delighted to offer you a promotion into the position of Senior Vice President and General Manager, OEM Medical Group for Analogic Corporation (the “Company” or “Analogic”). I am excited about the prospect of your joining us in Peabody and look forward to your leadership in helping build a strong future for our Company.

The following provides the terms and conditions of your promotion offer set forth in this letter Agreement (the “Agreement”):

1.	Start Date. Your new position will commence on or before May 1, 2010.

2.	Reporting Relationship. You will continue to report directly to me, James Green, President and CEO.

3.	Base Salary. Your annualized base salary (the “Base Salary”) will be $275,000 (US Dollars) per year. Your review will occur as part of the normal year-end Company process for fiscal year 2010. Salary will be paid bi-weekly in accordance with the Company’s normal payroll practices.

4.	Annual Performance Bonus. You currently participate in the Company’s annual bonus program for Anrad and have a target award of 30% of salary. Beginning upon your Start Date through the end of the fiscal year, you will be eligible for a target award (the “Target Bonus”) equal to 45% (and a “Maximum Bonus” of 90%) of your base salary. Awards will be paid in accordance with the provisions of the Analogic Annual Incentive Plan (AIP). Any amounts earned in excess of the Target Bonus will be paid 50% in cash and 50% in shares of Analogic stock.

5.	Long Term Incentives. Subject to the approval of the Analogic Compensation Committee, you will be awarded 148 additional Target performance contingent restricted stock units under the FY2010 Long-Term Incentive Plan (in addition to the 4,649 total target performance shares/units you have received to date during this fiscal year) for each full month remaining in the fiscal year after your Start Date. Specifically, you will be awarded an additional 74 Target EPS-based Restricted Stock Units and an additional 74 Target Relative TSR-based Restricted Stock Units for each full month remaining in the fiscal year after your Start Date. These additional target awards are calculated based on your new Base Salary, a current Analogic stock price of $42.73 and assuming a total target long-term incentive award equal to 100% of salary, and then prorated for the remaining portion of the fiscal year after your Start Date. They will carry the identical provisions of the restricted stock units you received earlier this fiscal year.

6.	Benefits. You will be eligible to participate in the Company’s standard benefit program generally applicable to similarly situated executives which includes medical, dental and life insurance, short and long-term disability protection, participation the Company’s 401(k) plan, and in the Analogic Non-qualified Deferred Compensation Plan. The full range of benefits for you and your family is summarized in the enclosed Employee Benefits Summary for 2010. Note that the Company reserves the right to change or amend its benefit plans it offers to employees at any time.

7.	Vacation. You will be entitled to accrue up to four (4) weeks of paid vacation each year of employment plus sick leave on the same basis as all other executives of the Company.

8.	Relocation. You will be eligible for Analogic’s executive relocation program to assist your move from Canada to Massachusetts, including:
a.	two house hunting trips for you and your spouse;
b.	temporary housing while transitioning from Canada;
c.	reasonable transportation and shipping costs;
d.	reasonable closing costs and/or legal fees related to the sale of your current home and the purchase of a new home;
e.	guaranteed buyout program based on the current appraised value of your home;
f.	imputed income will be grossed up for income tax purposes; and
g.	one month’s salary for incidental expenses associated with your relocation.

Should you voluntarily terminate your employment within two years of your Start Date with the Company, you will be required to pay back the cost of your relocation on a pro-rated basis based on the number of full months served.

9.	Restrictive Covenants. Severance payments will be conditioned on your signing of a general waiver and release of claims, and your agreement not to solicit employees or customers for the severance period, and not disparage the Company nor disclose trade secrets or confidential information.

10.	Prior Agreements. You represent and warrant that you are not bound by any agreement with a previous employer or other party that you would breach by accepting employment with the Company or performing your duties as an employee of the Company. You further represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer or any other party.

11.	Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof, and it supersedes all previous communications, representations, or agreements, either oral or written. There are no representations or warranties other than those contained in this Agreement, and in entering into this Agreement, you acknowledge that you have not relied on any representations, statements, or warranties not expressly set forth in this Agreement. No addition to or modification of this Agreement shall be binding unless made in writing and signed by you and a duly authorized Company representative.

12.	Nature of Employment. Your employment with the Company is on an “at-will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without Cause and with or without notice, subject to the severance provisions described above. As used in this Agreement, “Cause” means (a) any intentionally dishonest, illegal, or insubordinate conduct which is materially injurious to Analogic or any of its subsidiaries or which results in an improper substantial personal benefit, (b) material breach of any provision of any employment, nondisclosure, non-competition, or similar agreement to which you are a party or by which you are bound, (c) material nonperformance or gross dereliction of duty, (d) conviction of a felony, or (e) commission of an action involving moral turpitude.

Mervat, I certainly hope that you will accept this challenging opportunity and I enthusiastically look forward to working with you in your new role at Analogic.

Sincerely,

Analogic Corporation

/s/ Jim Green

Analogic Corporation

Accepted and agreed to on this 29 day of April, 2010.

/s/ Mervat Faltas

Ms. Mervat Faltas